UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 3, 2010

WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-03305	95-3872914
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

311 Bonnie Circle
Corona, California	92880
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (951) 493-5300
(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 3, 2010, Watson Pharmaceuticals, Inc. (“Watson”) and Coventry Acquisition, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Watson, entered into a Purchase and Collaboration Agreement (the “Purchase Agreement”) with Columbia Laboratories, Inc., a Delaware corporation (“Columbia”), pursuant to which Purchaser agreed to purchase from Columbia (i) substantially all of Columbia’s assets primarily relating to pharmaceutical products containing progesterone as an active ingredient, including CRINONE 8% progesterone gel, PROCHIEVE 8% progesterone gel and PROCHIEVE 4% progesterone gel, each sold by Columbia in the United States (together, the “Progesterone Products”), including certain intellectual property, promotional materials, contracts, product data and regulatory approvals and regulatory filings (together, the “Purchased Assets”), and (ii) 11,200,000 newly issued restricted shares of the Columbia’s common stock, $.01 par value per share (the “Shares”). Columbia will retain certain progesterone related assets and rights, including all rights necessary to perform its obligations under its agreement with an affiliate of Merck Serono S.A.
     Pursuant to the terms of the Purchase Agreement, at the closing, in exchange for the Shares and the Purchased Assets, Purchaser will assume certain liabilities and pay to Columbia $47.0 million in cash and Columbia will receive the right to receive up to $45.5 million in future payments, contingent on the achievement of certain milestones, including clinical trial results, regulatory approvals and product launches as described in the Purchase Agreement. Purchaser has also agreed to pay to Columbia a percentage of the net sales of and/or gross profits relating to certain Progesterone Products and any next generation products, as described in the Purchase Agreement. Pursuant to the Purchase Agreement, Columbia and Purchaser have also agreed to collaborate with respect to the development of Progesterone Products. In connection therewith, the parties agreed to establish a joint development committee to oversee and supervise all development activities. Columbia will be responsible for completion of the PREGNANT Study (as defined in the Purchase Agreement) and such other activities as determined by the joint development committee. Columbia will be responsible for the costs of conducting the PREGNANT Study and the preparation, filing and approval process of the related new drug application (or supplemental new drug application) up to a maximum amount of $7.0 million from January 1, 2010. All other development costs incurred in connection with the development and collaboration will be paid by Purchaser.
     Purchaser and Columbia have each made customary representations, warranties and covenants in the Purchase Agreement. These include, among other things, Columbia’s agreement to operate its business in the ordinary course until closing, not to compete with Watson in the progesterone business for a limited time after closing (subject to certain exceptions), not to solicit any Acquisition Proposal (as defined in the Purchase Agreement) and customary indemnification obligations. Watson has agreed to guarantee the obligations of Purchaser under the Purchase Agreement.
     The closing of the transaction is subject to receiving approval from the stockholders of Columbia and other customary conditions. If the Purchase Agreement is terminated under certain circumstances as described in the Purchase Agreement, Columbia will be required to pay Purchaser a termination fee of $2.0 million.
     Purchaser and Columbia have agreed to enter into related ancillary transaction agreements at the closing of the transaction, including a license agreement relating to the grant of certain intellectual property licenses, a supply agreement and an investor’s rights agreement. Under the supply agreement, Columbia will supply PROCHIEVE 4%, PROCHIEVE 8% and CRINONE 8% to the Buyer for sale in the United States at a price equal to 110% of the cost of goods sold. Under the investor’s rights agreement, Columbia will grant Purchaser certain registration rights with respect to the resale of the Shares and the right to designate one member to Columbia’s board of directors until Purchaser no longer owns at least 10% of Columbia’s outstanding common stock and Purchaser will agree to certain limitations relating to the Shares.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement (attached hereto as Exhibit 2.1 and incorporated herein by reference).

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit

2.1	Purchase and Collaboration Agreement, dated as of March 3, 2010, by and among Columbia Laboratories, Inc., Coventry Acquisition, Inc. and Watson Pharmaceuticals, Inc.

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on March 4, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Purchase and Collaboration Agreement, dated as of March 3, 2010, by and among Columbia Laboratories, Inc., Coventry Acquisition, Inc. and Watson Pharmaceuticals, Inc.

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on March 4, 2010.